American Dairy, Inc. Reports
Third Quarter 2009 Financial Results

Conference Call to be Held Today at 8:00 am ET

BEIJING and LOS ANGELES, November 16, 2009 /PRNewswire-FirstCall/ -- American Dairy, Inc. (NYSE: ADY; "American Dairy" or the "Company"), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the third quarter of 2009.

Third Quarter 2009 Financial Highlights
-- Revenue increased 94.1% to $72.1 million from $37.2 million in 3Q08
-- Gross profit increased 196.6% to $37.0 million from $12.5 million in 3Q08
-- Gross margin was 51.3% in 3Q09 compared to 33.6% in 3Q08
-- Income from continuing operations increased to $3.9 million from a loss of $8.5 million in 3Q08
-- Net income from continuing operations increased to $11.1 million from a loss of $22.1 million in 3Q08
-- EPS per diluted share increased to $0.52 from a loss of $1.19 in 3Q08

Mr. Leng You-Bin, the Company's Chief Executive Officer, stated, “We are pleased with our third quarter results, which reflected our strengthening competitive position and our trusted, premium national brands.  In the third quarter we continued our focus on expanding our presence, consumer education and quality control.  Additionally, we remain focused on driving long term profitability through the growth of our premium brands, which we continue to strengthen through our ongoing investment in advertising and media, including national as well as provincial television commercials.”

Revenue increased 94.1% to $72.1 million in the third quarter of 2009 from $37.2 million in the third quarter of 2008.  Contributions from milk powder products, which consist primarily of the Company’s higher margin infant formula products, were approximately $55.9 million, or 77.5%, of sales in the third quarter of 2009, up 209% from $18.1 million, or 48.7% of sales, in the prior year period.  Revenue performance was primarily attributable to an ongoing demand for the Company’s high quality products, the strong market acceptance of these products, and the Company’s increased distribution network and presence in new geographic areas in China.  On a year over year basis, the Company continued to increase its market share in the infant formula market, which was disrupted in the wake of the melamine crisis.

Gross profit increased 196.6% to $37.0 million in the third quarter of 2009 from $12.5 million in the third quarter of 2008. Gross margin for the third quarter of 2009 was 51.3%, compared to 33.6% in the third quarter of 2008, reflecting a product mix shift to higher margin infant formula products.  On a sequential basis, compared to gross margin of 58.6% in the second quarter of 2009, gross margin for the third quarter of 2009 reflects an increase in the cost of raw milk and select nutritional ingredients.

Income from continuing operations increased to $3.9 million in the third quarter of 2009 from a loss of $8.5 million in the prior year period. Sales and marketing expenses increased 75.2% to $27.5 million in the third quarter of 2009 from $15.7 million in the third quarter of 2008. General and administrative expenses increased 7.8% to $5.7 million in the third quarter of 2009 from $5.2 million in the third quarter of 2008. Operating expenses reflected costs associated with the Company's continued expansion of its distribution network throughout China, efforts to drive brand awareness, and non-cash expenses related to the issuance of performance stock options under the Company's 2009 Stock Incentive Plan.

The Company recognized other income of $5.6 million during the third quarter of 2009, which included a government tax refund of approximately $7.9 million received in the quarter.  In the prior year period, the Company had other expense of $16.1 million, which included an $8.7 million non-cash loss on derivatives.

Net income from continuing operations for the third quarter of 2009 was $11.1 million, or $0.52 per diluted share, compared to a loss of $22.1 million, or ($1.32) per diluted share, in the prior year period. Net income attributable to ordinary shareholders increased to $11.1 million, or $0.52 per diluted share, from a loss of $20.2 million, or ($1.19) per diluted share in the prior year’s period.

Nine Months Ended September 30, 2009 Financial Highlights
Revenue increased 100.0% to $227.1 million in the nine months ended September 30, 2009 from $113.6 million in the same period of 2008.  Contributions from milk powder products, which consist primarily of the Company’s higher margin infant formula products, were approximately $195.5 million, or 86.0%, of sales in the nine months ended September 30, 2009, up 215.6% from $61.9 million, or 54.5% of sales, in the prior year period.  Gross profit increased 238.9% to $133.7 million in the nine months ended September 30, 2009 from $39.4 million in the same period of 2008. Gross margin for the nine months ended September 30, 2009 was 58.9%, compared to 34.7% in the prior year’s period, primarily reflecting a product mix shift to higher margin infant formula products and a decrease in sales of low margin raw milk powder. Income from continuing operations increased to $37.0 million in the nine months ended September 30, 2009, compared to a loss of $3.2 million in the prior year’s period. Net income from continuing operations for the first nine months of 2009 increased to $43.3 million, or $2.21 per diluted share, from a loss of $11.4 million, or ($0.67) per diluted share, in the prior year’s period. Net income attributable to ordinary shareholders increased to $46.6 million, or $2.38 per diluted share, from a loss of $8.1 million, or ($0.47) per diluted share in the prior year’s period.

Balance Sheet
As of September 30, 2009, the Company had cash and cash equivalents of $43.5 million and total current assets of $181.7 million, compared with cash and cash equivalents of $42.2 million and total current assets of $160.0 million as of June 30, 2009.

In September 2009, the Company paid down $34.0 million, or 75%, of the $46.0 million outstanding of its 1% Guaranteed Senior Secured Convertibles Notes due 2012.  The remaining payment, which was approximately $11.5 million, was completed at the end of October 2009.  Additionally, the Company’s 7.75% Convertible Notes due 2009 were fully converted as of October 2, 2009 and the Company has no convertible notes remaining.

On August 26, 2009, the Company issued 2.1 million shares of its common stock to Sequoia Capital for an aggregate purchase price of $63.0 million. The aggregate purchase price included $47.0 million in cash as well as the conversion of a $16.0 million bridge loan into equity.

Jonathan H. Chou, the Company’s Chief Financial Officer, stated, “We are delighted to share with investors our financial results and operational improvements we achieved during the third quarter of 2009.  We strengthened our balance sheet and enhanced our financial flexibility so that we support our future growth in this unique and dynamic infant milk formula market.”

Financial Outlook
Today, the Company adjusted its full year 2009 revenue guidance.  The Company now anticipates that revenue for the full year 2009 will be between $270 million to $290 million, which represents year over year growth of 40% to 50%.

Mr. Chou concluded, “We believe it is prudent to adjust our full year revenue expectation today after reviewing our preliminary October results, combined with recent industry data that suggests that the seasonal strength we typically experience in the fourth quarter may be less than previously expected.  Additionally, our fourth quarter comparison is particularly difficult due to the exceptional growth we exhibited last year, in the wake of the melamine crisis.  With this in mind, our revised guidance anticipates at least 40% year over year revenue growth, and we remain confident in our leading competitive position based on our unique vertically integrated business model.  Our addressable market remains exciting and continues to exhibit strong fundamentals with compelling long term growth opportunities for American Dairy.”

Conference Call Details
The Company will hold a conference call to discuss third quarter results today at 8:00 am ET. Listeners may access the call by dialing 1-800-211-3767 or 1-719-457-2600 for international callers, access code: 3746752. A live webcast will also be available through the Company’s website at www.americandairyinc.com and http://irpage.net/ady/events_presentations.html.

The replay of the call will be available through November 23, 2009. Listeners may access the replay by dialing 1-888-203-1112 or 1-719-457-0820 for international callers, access code: 3746752.

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 90,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its third quarter in 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the New York: Ashley M. Ammon: 1-646-277-1227
In Beijing: Wei-Jung Yang: 86-10-6599-7968

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	US$	US$	US$	US$

Sales	72,110,934	37,153,003	227,119,247	113,568,304

Cost of goods sold	35,129,532	24,685,354	93,427,854	74,119,818

Gross profit	36,981,402	12,467,649	133,691,393	39,448,486

Operating and administrative expenses:
Sales and marketing	27,455,572	15,674,769	79,771,636	32,448,651
General and administrative	5,656,116	5,248,778	16,957,199	10,165,737
Total operating expenses	33,111,688	20,923,547	96,728,835	42,614,388

Income (loss) from continuing operations	3,869,714	(8,455,898)	36,962,558	(3,165,902)

Other income (expenses):
Interest income	62,248	138,320	273,333	369,739
Interest and finance costs	(1,700,702)	(5,152,481)	(5,114,679)	(15,525,803)
Amortization of deferred charges	(33,914)	(184,897)	(101,742)	(554,691)
Registration rights penalty	-	(720,324)	-	(2,160,974)
Gain (loss) on derivatives	(790,000)	(8,692,027)	(790,000)	7,015,618
Government subsidy-tax refund (reversal)	7,895,626	(1,495,494)	14,640,034	2,375,240
Other income (expenses), net	158,410	(22,331)	852,290	421,944

Income (loss) from continuing operations before income tax expense and noncontrolling interests	9,461,382	(24,585,132)	46,721,794	(11,224,829)

Income tax expense (benefit)	(1,672,167)	(2,479,496)	3,502,574	153,879
Net income (loss) from continuing operations before noncontrolling interests	11,133,549	(22,105,636)	43,219,220	(11,378,708)

Noncontrolling interests	7,548	(14,200)	50,193	(24,402)
Net income (loss) from continuing operations		(22,119,836)	43,269,413	(11,403,110)
	11,141,097
Net income from discontinued operations		1,963,565	3,289,908	3,315,595
	-
Net income (loss) attributable to ordinary shareholders	11,141,097	(20,156,271)	46,559,321	(8,087,515)

Other comprehensive income (loss):
Cumulative currency translation adjustments	254,556	(3,139,688)	593,949	9,138,266
Change in fair value of available for sale investments	(2,429)	(20,159)	40,933	(99,226)

Total comprehensive income (loss)	11,393,224	(23,316,118)	47,194,203	951,525

Earnings (loss) per ordinary share – Basic
Net income (loss) from continuing operations	0.57	(1.32)	2.39	(0.67)
Net income from discontinued operations, net of tax	-	0.13	0.18	0.20
Net income (loss)	0.57	(1.19)	2.57	(0.47)
Earnings (loss) per ordinary share – Diluted
Net income (loss) from continuing operations	0.52	(1.32)	2.21	(0.67)
Net income (loss) from discontinued operations, net of tax	-	0.13	0.17	0.20
Net income (loss)	0.52	(1.19)	2.38	(0.47)

Weighted average ordinary shares outstanding
Basic	19,659,657	16,964,768	18,093,104	16,964,122
Diluted	21,597,188	16,964,768	19,541,775	16,964,122

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
	September 30,	December 31,
	2009	2008
	US$	US$

ASSETS
Current assets:
Cash and cash equivalents	43,491,803	11,785,408
Notes and loans receivable, net	-	1,493,245
Trade receivables, net of allowance of $1,002,883 and $1,311,331, respectively	32,308,418	12,275,497
Due from related parties	2,250,874	265,479
Employee receivables	199,563	307,249
Advances to suppliers	27,120,715	24,943,046
Receivable from discontinued operations	-	31,002,897
Inventories, net of allowance of $546,503 and $575,916, respectively	65,959,828	52,330,333
Prepayments and other current assets	97,218	63,711
Refundable taxes	4,135,779	488,938
Other receivables	6,138,410	4,598,359
Current assets of discontinued operations	-	12,392,384
Total current assets	181,702,608	151,946,546

Investments:
Investment in mutual funds – available for sale	118,437	77,504
Investment at cost	263,249	262,611
	381,686	340,115
Property and equipment:
Property and equipment, net	96,780,672	88,289,858
Construction in progress	62,272,749	28,847,959
	159,053,421	117,137,817
Biological assets:
Immature biological assets	35,901,697	23,784,479
Mature biological assets, net	11,589,288	1,483,355
	47,490,985	25,267,834

Other assets:
Deferred tax assets	730,491	730,490
Prepaid leases	29,367,017	29,146,748
Goodwill	2,288,380	2,282,838
Deferred charges, net	5,653	107,396
Long term assets of discontinued operations	-	31,587,018
Total assets	421,020,241	358,546,802

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	3,919,504	4,018,704
Convertible debt redeemable within one year	4,500,000	17,732,033
Short term debt	11,106,018	73,809,893
Notes and loans payable	39,634,714	8,055,450
Accounts payable	42,127,814	36,643,041
Accrued expenses	9,298,412	10,620,393
Income tax payable	1,367,039	1,185,528
Advances from customers	3,958,534	9,864,080
Due to related parties	594,057	1,017,399
Advances from employees	469,731	1,016,173
Accrued employee benefits	2,760,033	2,873,889
Other payable	20,076,776	19,513,681
Current liabilities of discontinued operations	-	35,063,603
Total current liabilities	139,812,632	221,413,867

Long term debt, net of current portion	19,626,770	9,146,034
Long term tax payable	5,883,747	2,750,887
Deferred income	7,695,346	8,416,492
Contingent share obligation	10,010,000	-
Long term liability of discontinued operations	-	395,176
Total liabilities	183,028,495	242,122,456
Commitments and contigencies	-	-

Temporary equity
Redeemable ordinary shares (2,100,000 and 0 shares issued and outstanding, respectively)	53,780,010	-

Equity
Shareholders’ equity:
Ordinary shares (US$0.001 par value, 50,000,000 shares authorized; 19,183,492 and 17,253,907 issued and outstanding)	19,184	17,254
Additional paid-in capital	48,366,564	26,758,425
Ordinary share warrants	2,119,485	3,003,448
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	25,780,937	25,146,055
Retained earnings	100,650,814	54,091,493
Total shareholders’ equity	183,798,208	115,877,899
Noncontrolling interests	413,528	546,447

Total equity	184,211,736	116,424,346

Total liabilities and equity	421,020,241	358,546,802